Exhibit 99.1

NYSE Market Quality

– Evidence from the 67 NASDAQ Transferring Stocks during 2002-05

NYSE Research

February 1, 2006

Executive Summary

1.)	Between 2002 and 2005, a total of 67 companies transferred the primary listings of their securities from NASDAQ market to the New York Stock Exchange (NYSE). Among these 67 securities, 63 are common stocks and 4 are American Depositary Receipts (ADR).[1]

2.)	Average intraday volatility decreased by 34% for the 67 stocks following their transfers to the NYSE. Average execution cost, as measured by the effective spread, decreased by 38%.

3.)	Intermediary profitability, as measured by the realized spread, decreased significantly on the NYSE. On average, financial intermediaries, such as market makers, earned 4 cents (14 bp) for a share while the stocks were listed on NASDAQ. Once on the NYSE, the per-share intermediary profitability fell to 0.2 cents (2 bp).

4.)	Average quoted spreads were 46% lower on the NYSE.

[1]	The study includes common stocks and American Depositary Receipts (ADR) and excludes REITs, closed-end funds, and exchange-traded funds that transferred from NASDAQ to the NYSE during 2002 – 2005. The methodologies used in this study are fully explained in “Market structure, fragmentation, and market quality” by Paul Bennett and Li Wei, forthcoming in the Journal of Financial Markets 2006.

Intraday Volatility

Short-term stock price volatility is closely related to market structure and design. We measure the short-term volatility by examining the 5-minute price high-low range. The statistics are computed using 60 days before the transfers for NASDAQ trading, and 60 days afterwards for the NYSE trading. Other volatility measures yield qualitatively similar results.

Table 1: 5-Minute Interval Price Range for 67 NASDAQ Transferring Stocks

5-Minute Price Range ($0.01)

NASDAQ	NYSE	NYSE - NASDAQ
6.68	4.41	-2.27

Relative 5-Minute Price Range (bp)

NASDAQ	NYSE	NYSE - NASDAQ
27.56	18.80	-8.76
		Data Source: TAQ

Intraday Price Volatility

Effective Spreads

The effective spread measures the execution cost incurred by institutions and individual investors. This measure is defined as the signed difference between the actual trading price and the quote midpoint at the time when the order is received.

We compute the effective spread 3 months before the month in which the transfers occurred for NASDAQ trading, and 3 months afterwards for the NYSE trading, using the Securities Exchange Commission (SEC) Rule 11Ac1-5 monthly quality of execution reports. We exclude the transferring month in the computation.

Table 2: Effective Spread for 67 NASDAQ Transferring Stocks

Effective Spread ($0.01)

NASDAQ	NYSE	NYSE - NASDAQ
8.74	5.43	-3.31

Relative Effective Spread (bp)

NASDAQ	NYSE	NYSE - NASDAQ
34.96	25.36	-9.60
	Data Source: SEC11Ac1-5 Monthly Reports

Effective Spread

Realized Spreads

The realized spread measures the profit made by trading intermediaries, including dealers, specialists, and other traders who supply liquidity to each market. It is defined as the signed difference between the actual trade price and the quote midpoint 5-minutes after the trade.

As before, we use the Securities Exchange Commission (SEC) Rule 11Ac1-5 monthly quality of execution reports to compute the realized spread statistics. We examine 3 months before the transfers for NASDAQ trading, and 3 months afterwards for the NYSE trading. We exclude the transferring month in the computation.

Table 3: Realized Spread for 67 NASDAQ Transferring Stocks

Realized Spread ($0.01)

NASDAQ	NYSE	NYSE - NASDAQ
4.16	0.17	-3.99

Relative Realized Spread (bp)

NASDAQ	NYSE	NYSE - NASDAQ
13.71	2.15	-11.56
	Data Source: SEC11Ac1-5 Monthly Reports

Realized Spread

Quoted Spreads

The quoted spread is a direct measure of market quality. It is the difference between the market best offer and best bid prices.

As before, we use the Securities Exchange Commission (SEC) Rule 11Ac1-5 monthly quality of execution reports to compute the quoted spread statistics. We examine 3 months before and after the transfers for NASDAQ and NYSE trading respectively. We exclude the transferring month in the computation.

Table 4: Quoted Spread for 67 NASDAQ Transferring Stocks

Quoted Spread ($0.01)

NASDAQ	NYSE	NYSE - NASDAQ
7.82	4.19	-3.63

Relative Quoted Spread (bp)

NASDAQ	NYSE	NYSE - NASDAQ
31.16	19.60	-11.56
	Data Source: SEC11Ac1-5 Monthly Reports

Quoted Spread

Conclusion

The companies that transferred their listings from NASDAQ to the NYSE during 2002 – 2005 have benefited from substantial increases in quality of trading in their stocks, including lower volatility, tighter spreads, and reduced execution costs.